EXHIBIT 99.1

Eagle Bancorp, Inc. Announces Record Earnings for Both the Second Quarter of 2010 and Six Months of 2010, With Assets Exceeding $1.9 Billion

BETHESDA, Md., July 26, 2010 (GLOBE NEWSWIRE) -- Eagle Bancorp, Inc. (the "Company") (Nasdaq:EGBN), the parent company of EagleBank, today announced net income of $3.4 million for the quarter ended June 30, 2010, a 30% increase over the $2.7 million for the quarter ended June 30, 2009. Net income available to common shareholders was $3.1 million ($0.16 per basic common share and $0.15 per diluted common share) for the quarter ended June 30, 2010, compared to $2.1 million ($0.16 per basic and diluted common share) for the quarter ended June 30, 2009, a 52% increase.

For the six months ended June 30, 2010, the Company's net income was $6.8 million, a 45% increase over the $4.7 million for the six months ended June 30, 2009. Net income available to common shareholders was $6.2 million ($0.32 per basic common share and $0.31 per diluted common share), as compared to $3.6 million ($0.28 per basic and diluted common share) for the same six month period in 2009, a 74% increase.

"We are extremely pleased to report strong earnings and balance sheet growth for the second quarter of 2010. These results reflect substantial revenue growth, continued growth in both loans and core deposits and solid asset quality," noted Ronald D. Paul, Chairman, President and Chief Executive Officer of Eagle Bancorp, Inc. "At a time of continuing stress in our financial markets and in the general economy, Eagle Bancorp continues to perform well. Second quarter earnings mark six successive quarters of growth in net income," added Mr. Paul. "Further, EagleBank has remained diligent in meeting the credit needs of clients throughout our market area, as reflected by the $191 million or 15% growth rate in total loans over the past twelve months. Over the same period, total deposits increased $330 million, or 26%, which includes the addition of many new relationships to our client base. The new relationship growth is further evidence that the Company's position as the leading community bank in the Washington metropolitan area is being solidified," noted Mr. Paul.

A continuing trend of growth in average loans and deposits and further expansion in the net interest margin were the key drivers of increases in revenue and net income in both the second quarter and six month results. Average loans increased 15% and 12% for the three and six months ended June 30, 2010, respectively, over the comparable prior year period. Average deposits increased 31% and 29% for the three and six months ended June 30, 2010, respectively, due substantially to growth in money market accounts.

At June 30, 2010, total assets were $1.94 billion compared to $1.59 billion at June 30, 2009, a 22% increase. Total deposits amounted to $1.58 billion, at June 30, 2010, a 26% increase over deposits of $1.25 billion at June 30, 2009, while total loans increased to $1.50 billion at June 30, 2010, from $1.31 billion at June 30, 2009, a 15% increase. The investment portfolio, as of June 30, 2010, totaled $237 million, a 41% increase over the $168 million balance at June 30, 2009. The investment portfolio valuation continues to show substantial unrealized gains. Total borrowed funds decreased to $155.4 million at June 30, 2010 from $174.3 million at June 30, 2009, an 11% decline, as substantial growth in lower cost core deposits was used to reduce alternative funding sources. Total stockholders' equity increased to $196.7 million at June 30, 2010, from $145.2 million at June 30, 2009. The Company's capital position remains substantially in excess of regulatory well capitalized measures.

Net interest income increased 30% for the three months ended June 30, 2010 over the same period in 2009, as the Company posted a strong net interest margin of 4.10% for the most recent quarter in 2010. The net interest margin increased 12 basis points from the three months ended March 31, 2010 and 19 basis points from the 3.91% achieved in the second quarter of 2009. The higher margin in the second quarter of 2010 as compared to the same period of 2009 was due to lower funding costs for both deposits and borrowings more than offsetting declines in earning asset yields, and to higher average noninterest deposit balances in 2010 compared to 2009. The Company's net interest margin continues to compare favorably to peer banking companies.

Average loans increased $82 million (6%) and average deposits increased $57 million (4%) during the three months ended June 30, 2010, as compared to the three months ended March 31, 2010. The increase in average loans in the second quarter of 2010 as compared to the first quarter of 2010 is primarily attributable to growth in income-producing commercial real estate loans and commercial and industrial loans. Increases in average deposits in the second quarter of 2010, as compared to the first quarter of 2010, is attributable to growth in both noninterest bearing demand deposits and money market accounts.

At June 30, 2010, the Company's level of nonperforming assets was $28.9 million, representing 1.49% of total assets, compared to $24.9 million of nonperforming assets, or 1.36% of total assets, at March 31, 2010 and $34.1 million, or 2.14% of total assets, at June 30, 2009. Management remains attentive to early signs of deterioration in borrowers' financial conditions and to taking the appropriate action to mitigate risk. Furthermore, the Company is diligent in placing loans on nonaccrual status and believes, based on its loan portfolio risk analysis, that its allowance for loan losses, at 1.45% of total loans at June 30, 2010, is adequate to absorb potential credit losses within the loan portfolio at that date. Included in nonperforming assets at June 30, 2010 were $3.6 million of Other Real Estate Owned ("OREO") as compared to $3.9 million at March 31, 2010 and $3.1 million at June 30, 2009.   During the second quarter the Company sold two OREO properties for a net loss of $160 thousand.

Analysis of the three months ended June 30, 2010 compared to 2009

For the three months ended June 30, 2010, the Company reported an annualized return on average assets (ROAA) of 0.73% as compared to 0.70% for the three months ended June 30, 2009. The annualized return on average common equity (ROAE) for the most recent quarter was 7.30%, as compared to 7.71% for the three months ended June 30, 2009. The increase in the ROAA ratio was due primarily to a higher net interest margin in the current period whereas the decline in the ROAE was due to higher levels of stockholders' equity in the current period due principally to the successful capital raise in September 2009.

Net interest income increased 30% for the three months ended June 30, 2010 over 2009, resulting from a 19 basis point increase in the net interest margin over the past twelve months and strong balance sheet growth. For the three months ended June 30, 2010, the net interest margin was 4.10% as compared to 3.91% for the three months ended June 30, 2009. The Company's net interest margin for the second quarter of 2010 increased by 12 basis points to 4.10% from 3.98% for the first quarter of 2010 due primarily to lower funding costs of 13 basis points.

The provision for credit losses was $2.1 million for the three months ended June 30, 2010 as compared to $1.7 million for the three months ended June 30, 2009. At June 30, 2010, the allowance for credit losses represented 1.45% of loans outstanding, as compared to 1.50% at June 30, 2009 and 1.47% at March 31, 2010. The higher provisioning in the second quarter of 2010, as compared to the second quarter of 2009, is primarily attributable to loan growth.  The two basis point decline in the reserve is based upon the incorporation of consistently low levels of historical losses in the reserve methodology.  Net charge-offs of $1.4 million represented 0.38% of average loans  in the second quarter of 2010, as compared to $1.1 million or  0.35%  of average loans  in the second quarter of 2009. Net charge-offs in the second quarter of 2010 were attributable to charge-offs in the unguaranteed portion of SBA loans ($545 thousand), commercial and industrial loans ($303 thousand), commercial real estate loans ($552 thousand), and consumer loans ($5 thousand).

At June 30, 2010, the allowance for credit losses represented 86% of nonperforming loans as compared to 100% at March 31, 2010 and 63% at June 30, 2009. The two basis point decline in the reserve is due to the incorporation of consistently low levels of historical losses over the past eight quarters in the reserve methodology, due in part to improving market conditions in the Washington, D.C. metropolitan area.

Noninterest income for the three months ended June 30, 2010 decreased to $2.0 million from $3.1 million for the three months ended June 30, 2009, a 35% decrease. This decrease was due primarily to an $832 thousand decline in gains on the sale of investment securities. Investment gains realized in both the second quarter of 2010 and 2009 were the result of asset/liability management decisions to reduce call risk in the portfolio of U.S. Agency securities, and to mitigate potential extension risk in longer-term mortgage backed securities. Also contributing to lower noninterest income in 2010 compared to 2009 was a $329 thousand decline in gains on the sale of loans. Gains on the sale of SBA loans increased $57 thousand while gains on the sales of residential mortgages decreased $386 thousand. With the late second quarter expansion of the residential mortgage origination division, the Company anticipates higher amounts of noninterest income from the origination and sale of mortgage loans for the remainder of 2010.

The efficiency ratio, which measures the ratio of noninterest expense to total revenue, was 63.69% for the second quarter of 2010, as compared to 66.42% for the second quarter of 2009, as the Company has enhanced its productivity. As compared to the first quarter of 2010, the second quarter efficiency ratio was slightly elevated (from 62.15% to 63.69%) due largely to additional staffing in the residential mortgage business unit (see above discussion), and to additional lending personnel. Noninterest expenses were $13.1 million for the three months ended June 30, 2010, as compared to $11.6 million for the three months ended June 30, 2009, a 14% increase. Higher costs were incurred for salaries and benefits of $925 thousand, premises and equipment expenses of $785 thousand, other expenses of $355 thousand, legal, accounting and professional fees of $165 thousand, data processing of $69 thousand, and marketing and advertising of $39 thousand. Premises and equipment expenses include approximately $595 thousand due to the acceleration of the remaining lease term for the closure of the Sligo branch in Silver Spring, Maryland in April, 2010. These higher costs were partially offset by a reduction in FDIC insurance premiums of $773 thousand resulting from a special assessment of approximately $723 thousand recorded in the second quarter of 2009. Finally, a portion of the increase in other expenses is due to the operating and disposition costs of OREO.

Analysis of the six months ended June 30, 2010 compared to 2009

For the six months ended June 30, 2010, the Company reported an annualized ROAA of 0.75% as compared to 0.63% for the six months of 2009, while the annualized ROAE was 7.35% in 2010, as compared to 6.81% for the same six month period in 2009. The increase in these ratios was due primarily to increase in the net interest margin over the past twelve months, resulting from lower funding costs.

For the first six months of 2010, net interest income increased 29% over the same period for 2009. Average loans increased 12% and average deposits increased by 29%. The net interest margin was 4.04% for the six months of 2010, as compared to 3.83% for the six months of 2009. The Company has been able to maintain its loan yields in 2010 close to 2009 levels due to loan pricing practices, and has been able to reduce its funding costs while maintaining a favorable deposit mix; much of which has occurred from sales efforts to increase and deepen client relationships.

The provision for credit losses was $3.8 million for the first six months of 2010 as compared to $3.3 million in 2009. The higher provisioning in 2010 as compared to 2009 is attributable to both higher amounts of loan growth in the first six months of 2010 compared to 2009, and to slightly higher net charge-offs in 2010 as compared to 2009. For the six months ended June 30, 2010, net charge-offs totaled $2.7 million (0.37% of average loans) compared to $2.1 million (0.32% of average loans) for the six months ended June 30, 2009. Net charge-offs in the six  months ended June 30, 2010 were attributable to charge-offs in the unguaranteed portion of SBA loans ($652 thousand), commercial and industrial loans ($954 thousand), commercial real estate loans ($1.1 million), and consumer loans ($9 thousand).

Noninterest income for the six months of 2010 was $3.2 million compared to $4.5 million in 2009, a decrease of 29%. This decrease was due primarily to a $964 thousand decline in gains on the sale of investment securities. Investment gains realized in both the first six months of 2010 and 2009 were the result of asset/liability management decisions to reduce call risk in the portfolio of U.S. Agency securities, and to mitigate potential extension risk in longer-term mortgage backed securities. Also contributing to lower noninterest income in the first six months of 2010 compared to 2009 was a decline of $407 thousand in gains on the sale of loans; as gains on the sale of SBA loans increased $73 thousand while gains on the sale of residential mortgages decreased $480 thousand.

Noninterest expenses were $24.6 million for the first six months of 2010, as compared to $21.9 million for 2009, a 13% increase primarily comprised of salaries and benefits expense of $1.3 million, reflecting in part the expansion of the residential mortgage division, premises and equipment expenses of $1.0 million, other expenses of $761 thousand, legal, accounting and professional fees of $149 thousand, and data processing costs of $136 thousand. Premises and equipment expenses include approximately $595 thousand due to the acceleration of the remaining lease term for the closure of the Sligo branch in Silver Spring, Maryland in April, 2010. The higher costs were somewhat offset by a reduction in FDIC insurance of $580 thousand resulting from a special assessment of approximately $723 thousand recorded in the second quarter of 2009. For the first six months of 2010, the efficiency ratio was 62.96% as compared to 67.66% for the six months ended June 30, 2009. Cost control remains a key operating objective of the Company.

At June 30, 2010, Eagle Bancorp had a total risk based capital ratio of 13.03%, a Tier 1 risk based capital ratio of 11.32%, and a tangible common equity capital ratio of 8.79%, all measures being substantially above regulatory well capitalized measures.

The financial information which follows provides more detail on the Company's financial performance for the six and three months ended June 30, 2010 as compared to the six and three months ended June 30, 2009, as well as providing eight quarters of trend data. Persons wishing additional information should refer to the Company's Form 10-K for the year ended December 31, 2009 as filed with the Securities and Exchange Commission (the "SEC").

About Eagle Bancorp: The Company is the holding company for EagleBank which commenced operations in 1998. The Bank is headquartered in Bethesda, Maryland, and conducts full service commercial banking through thirteen offices, located in Montgomery County, Maryland, Washington, D.C. and Fairfax County, Virginia. The Company focuses on building relationships with businesses, professionals and individuals in its marketplace.

The Eagle Bancorp, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6101

Conference Call: Eagle Bancorp will host a conference call to discuss the second quarter 2010 financial results on Tuesday, July 27, 2010 at 10:00 a.m. eastern time. The public is invited to listen to this conference call by dialing 877-303-6220, conference ID Code is 84517500, or by accessing the call on the Company's website, www.eaglebankcorp.com. A replay of the conference call will be available on the Company's website through August 10, 2010.

Forward-looking Statements: This press release contains forward-looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. In some cases, forward-looking statements can be identified by use of words such as "may," "will," "anticipates," "believes," "expects," "plans," "estimates," "potential," "continue," "should," and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company's market, interest rates and interest rate policy, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. For details on factors that could affect these expectations, see the risk factors and other cautionary language included in the Company's Annual Report on Form 10-K for the year ended December 31, 2009 and in other periodic and current reports filed with the SEC. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company's past results are not necessarily indicative of future performance.

Eagle Bancorp, Inc.
Financial Highlights
(in thousands, except per share data)	Six Months Ended		Three Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Income Statements:	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Total interest income	$ 46,197	$ 40,499	$ 23,689	$ 20,432
Total interest expense	10,357	12,716	5,072	6,112
Net interest income	35,840	27,783	18,617	14,320
Provision for credit losses	3,790	3,284	2,101	1,718
Net interest income after provision for credit losses	32,050	24,499	16,516	12,602
Noninterest income (before investment gains)	2,659	2,998	1,437	1,698
Investment gains	573	1,537	573	1,405
Total noninterest income	3,232	4,535	2,010	3,103
Total noninterest expense	24,600	21,866	13,137	11,573
Income before income tax expense	10,682	7,168	5,389	4,132
Income tax expense	3,844	2,442	1,942	1,481
Net income	6,838	4,726	3,447	2,651
Preferred stock dividends and discount accretion	644	1,172	324	589
Net Income Available to Common Shareholders	$ 6,194	$ 3,554	$ 3,123	$ 2,062

Per Share Data:
Earnings per weighted average common share, basic	$ 0.32	$ 0.28	$ 0.16	$ 0.16
Earnings per weighted average common share, diluted	$ 0.31	$ 0.28	$ 0.15	$ 0.16
Weighted average common shares outstanding, basic	19,625,310	12,746,632	19,858,294	12,750,496
Weighted average common shares outstanding, diluted	20,005,961	12,817,061	20,288,992	12,887,964
Actual shares outstanding	19,652,918	12,763,940	19,652,918	12,763,940
Book value per common share at period end	$ 8.87	$ 8.52	$ 8.87	$ 8.52
Tangible book value per common share at period end (1)	$ 8.65	$ 8.18	$ 8.65	$ 8.18

Performance Ratios (annualized):
Return on average assets	0.75%	0.63%	0.73%	0.70%
Return on average common equity	7.35%	6.81%	7.30%	7.71%
Net interest margin	4.04%	3.83%	4.10%	3.91%
Efficiency ratio (2)	62.96%	67.66%	63.69%	66.42%

Other Ratios:
Allowance for credit losses to total loans	1.45%	1.50%	1.45%	1.50%
Allowance for credit losses to total nonperforming loans	85.86%	63.40%	85.86%	63.40%
Nonperforming loans to total loans	1.68%	2.36%	1.68%	2.36%
Nonperforming assets to total assets	1.49%	2.14%	1.49%	2.14%
Net charge-offs (annualized) to average loans	0.37%	0.32%	0.38%	0.35%
Common equity to total assets	8.96%	6.73%	8.96%	6.73%
Tier 1 leverage ratio	9.83%	8.96%	9.83%	8.96%
Tier 1 risk based capital ratio	11.32%	9.91%	11.32%	9.91%
Total risk based capital ratio	13.03%	12.05%	13.03%	12.05%
Tangible common equity to tangible assets (1)	8.79%	6.58%	8.79%	6.58%

Loan Balances -Period End (in thousands):
Commercial and Industrial	$ 370,893	$ 317,657	$ 370,893	$ 317,657
Commercial real estate -- owner occupied	$ 209,438	$ 191,036	$ 209,438	$ 191,036
Commercial real estate - income producing	$ 566,669	$ 427,623	$ 566,669	$ 427,622
1-4 Family mortgage	$ 11,227	$ 8,678	$ 11,227	$ 8,678
Construction - commercial and residential	$ 252,934	$ 275,113	$ 252,934	$ 275,113
Home equity	$ 86,957	$ 85,336	$ 86,957	$ 85,336
Other consumer	$ 6,295	$ 7,951	$ 6,295	$ 7,951

Average Balances (in thousands):
Total assets	$ 1,848,846	$ 1,508,125	$ 1,881,761	$ 1,518,979
Total earning assets	$ 1,788,153	$ 1,460,940	$ 1,821,943	$ 1,468,296
Total loans (3)	$ 1,448,342	$ 1,289,823	$ 1,489,325	$ 1,297,634
Total deposits	$ 1,500,928	$ 1,161,123	$ 1,529,498	$ 1,164,978
Total borrowings	$ 148,952	$ 194,798	$ 151,240	$ 199,479
Total stockholders' equity	$ 193,139	$ 143,428	$ 194,866	$ 145,492
(1) Tangible common equity to tangible assets and tangible book value per common share are non-GAAP financial measures derived from GAAP-based amounts. We calculate tangible common equity to tangible assets by excluding the balance of intangible assets from common stockholders' equity and dividing by tangible assets. We calculate tangible book value per common share by dividing tangible common equity by common shares outstanding, as compared to book value per common share, which we calculate by dividing common stockholders' equity by common shares outstanding. We believe that this information is important to shareholders' as tangible equity is a measure that is consistent with the calculation of capital for bank regulatory purposes, which excludes intangible assets from the calculation of risk based ratios.
(2) Computed by dividing noninterest expense by the sum of net interest income and noninterest income.
(3) Includes loans held for sale.
GAAP Reconciliation
(dollars in thousands except per share data)

	Six Months Ended
	June 30,
	2010	2009
	(Unaudited)	(Unaudited)
Common stockholders' equity	$ 174,250	$ 108,790
Less: Intangible assets	(4,277)	(4,392)
Tangible common equity	$ 169,973	$ 104,398

Book value per common share	$ 8.87	$ 8.52
Less: Intangible book value per common share	(0.22)	(0.34)
Tangible book value per common share	$ 8.65	$ 8.18
Eagle Bancorp, Inc.
Statements of Financial Condition
(dollars in thousands)

	June 30, 2010	December 31, 2009	June 30, 2009
	(Unaudited)	(Audited)	(Unaudited)
Assets
Cash and due from banks	$ 23,901	$ 21,955	$ 28,187
Federal funds sold	89,755	88,248	27,044
Interest bearing deposits with banks and other short-term investments	8,062	7,484	2,426
Investment securities available for sale, at fair value	237,117	235,227	167,666
Federal Reserve and Federal Home Loan Bank stock	10,285	10,417	10,044
Loans held for sale	24,491	1,550	10,502
Loans	1,504,413	1,399,311	1,313,394
Less allowance for credit losses	(21,741)	(20,619)	(19,650)
Loans, net	1,482,672	1,378,692	1,293,744
Premises and equipment, net	8,687	9,253	9,245
Deferred income taxes	12,279	12,455	12,404
Bank owned life insurance	13,130	12,912	12,680
Intangible assets, net	4,277	4,379	4,392
Other real estate owned	3,556	5,106	3,081
Other assets	19,053	17,826	8,791
Total Assets	$ 1,937,265	$ 1,805,504	$ 1,590,206

Liabilities
Deposits:
Noninterest bearing demand	$ 313,812	$ 307,959	$ 231,171
Interest bearing transaction	54,489	59,720	55,596
Savings and money market	709,987	582,854	375,007
Time, $100,000 or more	314,081	296,199	284,595
Other time	185,622	213,542	301,833
Total deposits	1,577,991	1,460,274	1,248,202
Customer repurchase agreements
and federal funds purchased	106,104	90,790	112,163
Other short-term borrowings	--	10,000	30,000
Long-term borrowings	49,300	49,300	32,150
Other liabilities	7,127	6,819	22,443
Total liabilities	1,740,522	1,617,183	1,444,958

Stockholders' Equity

Preferred stock, par value $.01 per share, shares authorized 1,000,000, Series A, $1,000 per share liquidation preference, shares issued and outstanding 23,235, 23,235 and 38,235, respectively, discount of $690, $570 and $1,725 respectively, net	22,493	22,612	36,458
Common stock, par value $.01 per share; shares authorized 50,000,000, shares issued and outstanding 19,652,918, 19,534,226 and 12,763,940, respectively	197	195	127
Warrants	946	946	1,892
Additional paid in capital	129,701	129,211	77,099
Retained earnings	39,400	33,024	28,575
Accumulated other comprehensive income	4,006	2,333	1,097
Total stockholders' equity	196,743	188,321	145,248
Total Liabilities and Stockholders' Equity	$ 1,937,265	$ 1,805,504	$ 1,590,206
EAGLE BANCORP, INC.
Consolidated Statements of Operations
For the Six and Three Month Periods Ended June 30, 2010 and 2009 (Unaudited)
(dollars in thousands, except per share data)
	Six Months Ended		Three Months Ended
	June 30,		June 30,
Interest Income	2010	2009	2010	2009
Interest and fees on loans	$ 42,340	$ 36,683	$ 21,878	$ 18,570
Interest and dividends on investment securities	3,715	3,768	1,738	1,839
Interest on balances with other banks and short-term investments	59	37	26	18
Interest on federal funds sold	83	11	47	5
Total interest income	46,197	40,499	23,689	20,432
Interest Expense
Interest on deposits	8,855	10,609	4,317	5,052
Interest on customer repurchase agreements
and federal funds purchased	378	574	195	293
Interest on short-term borrowings	27	158	9	118
Interest on long-term borrowings	1,097	1,375	551	649
Total interest expense	10,357	12,716	5,072	6,112
Net Interest Income	35,840	27,783	18,617	14,320
Provision for Credit Losses	3,790	3,284	2,101	1,718
Net Interest Income After Provision For Credit Losses	32,050	24,499	16,516	12,602

Noninterest Income
Service charges on deposits	1,486	1,455	756	717
Gain on sale of loans	251	658	197	527
Gain on sale of investment securities	573	1,537	573	1,405
Increase in the cash surrender value of bank owned life insurance	217	230	107	116
Other income	705	655	377	338
Total noninterest income	3,232	4,535	2,010	3,103
Noninterest Expense
Salaries and employee benefits	11,644	10,349	5,969	5,044
Premises and equipment expenses	4,704	3,702	2,612	1,827
Marketing and advertising	528	557	281	242
Data processing	1,258	1,122	643	575
Legal, accounting and professional fees	1,526	1,377	952	787
FDIC insurance	1,335	1,915	701	1,474
Other expenses	3,605	2,844	1,979	1,624
Total noninterest expense	24,600	21,866	13,137	11,573
Income Before Income Tax Expense	10,682	7,168	5,389	4,132
Income Tax Expense	3,844	2,442	1,942	1,481
Net Income	6,838	4,726	3,447	2,651
Preferred Stock Dividends and Discount Accretion	644	1,172	324	589
Net Income Available to Common Shareholders	$ 6,194	$ 3,554	$ 3,123	$ 2,062

Earnings Per Common Share
Basic	$ 0.32	$ 0.28	$ 0.16	$ 0.16
Diluted	$ 0.31	$ 0.28	$ 0.15	$ 0.16
EAGLE BANCORP, INC.
Average Balances, Interest Yields And Rates, And Net Interest Margin
(dollars in thousands)
	Three Months Ended June 30,
	2010			2009
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
ASSETS
Interest earning assets:
Interest bearing deposits with other banks and other short-term investments	$ 7,683	$ 26	1.36%	$ 2,450	$ 18	2.95%
Loans (1) (2) (3)	1,489,325	21,878	5.89%	1,297,634	18,570	5.74%
Investment securities available for sale (3)	250,276	1,738	2.79%	159,064	1,839	4.64%
Federal funds sold	74,659	47	0.25%	9,148	5	0.22%
Total interest earning assets	1,821,943	23,689	5.22%	1,468,296	20,432	5.58%

Total noninterest earning assets	81,188			69,756
Less: allowance for credit losses	21,370			19,073
Total noninterest earning assets	59,818			50,683
TOTAL ASSETS	$1,881,761			$1,518,979

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest bearing liabilities:
Interest bearing transaction	$ 53,448	$ 53	0.40%	$ 50,709	$ 41	0.32%
Savings and money market	673,794	2,046	1.22%	326,344	1,325	1.63%
Time deposits	495,727	2,218	1.79%	564,193	3,686	2.62%
Total interest bearing deposits	1,222,969	4,317	1.42%	941,246	5,052	2.15%
Customer repurchase agreements and federal funds purchased	96,841	195	0.81%	107,933	293	1.09%
Other short-term borrowings	5,099	9	0.71%	39,286	118	1.20%
Long-term borrowings	49,300	551	4.48%	52,260	649	4.99%
Total interest bearing liabilities	1,374,209	5,072	1.48%	1,140,725	6,112	2.15%

Noninterest bearing liabilities:
Noninterest bearing demand	306,529			223,732
Other liabilities	6,157			9,030
Total noninterest bearing liabilities	312,686			232,762

Stockholders' equity	194,866			145,492
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,881,761			$1,518,979

Net interest income		$ 18,617			$ 14,320
Net interest spread			3.74%			3.43%
Net interest margin			4.10%			3.91%
(1) Includes loans held for sale.
(2) Loans placed on nonaccrual status are included in average balances. Net loan fees and late charges included in interest income on loans totaled $705 thousand and $439 thousand for the three months ended June 30, 2010 and 2009, respectively.
(3) Interest and fees on loans and investments exclude tax equivalent adjustments.
EAGLE BANCORP, INC.
Average Balances, Interest Yields And Rates, And Net Interest Margin
(dollars in thousands)

	Six Months Ended June 30,
	2010			2009
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
ASSETS
Interest earning assets:
Interest bearing deposits with other banks and other short-term investments	$ 7,621	$ 59	1.56%	$ 2,605	$ 37	2.79%
Loans (1) (2) (3)	1,448,342	42,340	5.90%	1,289,823	36,683	5.74%
Investment securities available for sale (3)	257,610	3,715	2.91%	159,355	3,768	4.77%
Federal funds sold	74,580	83	0.22%	9,157	11	0.24%
Total interest earning assets	1,788,153	46,197	5.21%	1,460,940	40,499	5.59%

Total noninterest earning assets	81,790			66,052
Less: allowance for credit losses	21,097			18,867
Total noninterest earning assets	60,693			47,185
TOTAL ASSETS	$1,848,846			$1,508,125

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest bearing liabilities:
Interest bearing transaction	$ 52,002	$ 86	0.33%	$ 49,208	$ 72	0.30%
Savings and money market	649,849	4,131	1.28%	310,038	2,414	1.57%
Time deposits	501,376	4,638	1.87%	582,713	8,123	2.81%
Total interest bearing deposits	1,203,227	8,855	1.48%	941,959	10,609	2.27%
Customer repurchase agreements and federal funds purchased	92,116	378	0.83%	103,283	574	1.12%
Other short-term borrowings	7,536	27	0.72%	34,337	158	0.93%
Long-term borrowings	49,300	1,097	4.49%	57,178	1,375	4.85%
Total interest bearing liabilities	1,352,179	10,357	1.54%	1,136,757	12,716	2.26%

Noninterest bearing liabilities:
Noninterest bearing demand	297,701			219,164
Other liabilities	5,827			8,776
Total noninterest bearing liabilities	303,528			227,940

Stockholders' equity	193,139			143,428
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,848,846			$1,508,125

Net interest income		$ 35,840			$ 27,783
Net interest spread			3.67%			3.33%
Net interest margin			4.04%			3.83%
(1) Includes loans held for sale.
(2) Loans placed on nonaccrual status are included in average balances. Net loan fees and late charges included in interest income on loans totaled $1.2 million and $872 thousand for the six months ended June 30, 2010 and 2009, respectively.
(3) Interest and fees on loans and investments exclude tax equivalent adjustments.
Eagle Bancorp, Inc.
Statements of Income and Highlights (Quarterly Trends)
(in thousands, except per share data) (Unaudited)
	Three Months Ended

Income Statements:	June 30, 2010	March 31, 2010	Dec. 31, 2009	Sept. 30, 2009	June 30, 2009	March 31, 2009	Dec. 31, 2008	Sept. 30, 2008
Total interest income	$ 23,689	$ 22,508	$ 22,413	$ 21,426	$ 20,432	$ 20,067	$ 20,904	$ 16,744
Total interest expense	5,072	5,285	5,685	6,408	6,112	6,604	7,680	5,829
Net interest income	18,617	17,223	16,728	15,018	14,320	13,463	13,224	10,915
Provision for credit losses	2,101	1,689	2,528	1,857	1,718	1,566	1,450	995
Net interest income after provision for credit losses	16,516	15,534	14,200	13,161	12,602	11,897	11,774	9,920
Noninterest income (before investment gains or losses)	1,437	1,222	1,275	1,486	1,698	1,300	1,313	1,150
Investment gains (losses)	573	--	1	--	1,405	132	(52)	45
Total noninterest income	2,010	1,222	1,276	1,486	3,103	1,432	1,261	1,195
Salaries and employee benefits	5,969	5,675	5,412	5,128	5,044	5,305	5,270	4,172
Premises and equipment	2,612	2,092	1,843	1,798	1,827	1,875	1,861	1,380
Marketing and advertising	281	247	313	228	242	315	656	125
Other expenses	4,275	3,449	3,058	3,126	4,460	2,798	2,720	1,893
Total noninterest expense	13,137	11,463	10,627	10,280	11,573	10,293	10,507	7,570
Income before income tax expense	5,389	5,293	4,849	4,367	4,132	3,036	2,528	3,545
Income tax expense	1,942	1,902	1,898	1,625	1,481	961	867	1,284
Net income	3,447	3,391	2,951	2,742	2,651	2,075	1,661	2,261
Preferred stock dividends and discount accretion	324	320	540	595	589	583	177	--
Net Income Available to Common Shareholders	$ 3,123	$ 3,071	$ 2,411	$ 2,147	$ 2,062	$ 1,492	$ 1,484	$ 2,261

Per Share Data (1):
Earnings per weighted average common share, basic	$ 0.16	$ 0.16	$ 0.12	$ 0.16	$ 0.16	$ 0.12	$ 0.12	$ 0.20
Earnings per weighted average common share, diluted	$ 0.15	$ 0.15	$ 0.12	$ 0.15	$ 0.16	$ 0.12	$ 0.12	$ 0.19
Weighted average common shares outstanding, basic	19,858,294	19,609,197	19,521,574	13,504,539	12,750,496	12,742,725	12,703,425	11,482,401
Weighted average common shares outstanding, diluted	20,288,992	19,951,246	19,779,726	13,794,355	12,887,964	12,793,974	12,777,262	11,576,095
Actual shares outstanding	19,652,918	19,633,763	19,534,226	19,505,339	12,763,940	12,745,118	12,714,355	12,686,128
Book value per common share at period end	$ 8.87	$ 8.66	$ 8.48	$ 8.46	$ 8.52	$ 8.49	$ 8.34	$ 7.93

Performance Ratios (annualized):
Return on average assets	0.73%	0.76%	0.68%	0.67%	0.70%	0.56%	0.46%	0.82%
Return on average common equity	7.30%	7.40%	5.79%	7.62%	7.71%	5.87%	5.21%	9.97%
Net interest margin	4.10%	3.98%	3.96%	3.77%	3.91%	3.76%	3.74%	4.11%
Efficiency ratio (2)	63.69%	62.15%	59.02%	62.29%	66.42%	69.10%	72.54%	62.51%

Other Ratios:
Allowance for credit losses to total loans	1.45%	1.47%	1.47%	1.51%	1.50%	1.50%	1.45%	1.46%
Nonperforming loans to total loans	1.68%	1.47%	1.57%	1.73%	2.36%	3.67%	2.01%	1.79%
Nonperforming assets to total assets	1.49%	1.36%	1.50%	1.63%	2.14%	3.33%	1.76%	1.45%
Net charge-offs (annualized) to average loans	0.38%	0.36%	0.54%	0.48%	0.35%	0.29%	0.05%	0.27%
Tier 1 leverage ratio	9.83%	10.00%	10.29%	11.68%	8.96%	9.06%	9.22%	8.79%
Tier 1 risk based capital ratio	11.32%	11.77%	11.82%	13.65%	9.91%	10.26%	9.78%	7.55%
Total risk based capital ratio	13.03%	13.50%	13.57%	15.57%	12.05%	12.43%	11.93%	9.75%

Average Balances (in thousands):
Total assets	$ 1,881,761	$ 1,815,383	$ 1,732,168	$ 1,631,200	$ 1,518,979	$ 1,497,036	$ 1,451,295	$ 1,098,362
Total earning assets	$ 1,821,943	$ 1,753,989	$ 1,677,573	$ 1,579,603	$ 1,468,296	$ 1,453,503	$ 1,406,421	$ 1,057,543
Total loans (3)	$ 1,489,325	$ 1,406,904	$ 1,352,076	$ 1,317,685	$ 1,297,634	$ 1,281,925	$ 1,218,067	$ 922,224
Total deposits	$ 1,529,498	$ 1,472,061	$ 1,381,305	$ 1,321,405	$ 1,164,978	$ 1,157,227	$ 1,152,376	$ 863,930
Total borrowings	$ 151,240	$ 146,638	$ 141,406	$ 146,819	$ 199,479	$ 190,065	$ 177,955	$ 138,374
Total stockholders' equity	$ 194,866	$ 191,393	$ 202,004	$ 153,171	$ 145,492	$ 141,341	$ 113,245	$ 90,223
(1) Per share amounts and the number of outstanding shares have been adjusted to give effect to the 10% common stock dividend paid on October 1, 2008.
(2) Computed by dividing noninterest expense by the sum of net interest income and noninterest income.
(3) Includes loans held for sale.
CONTACT:  Eagle Bancorp, Inc.
          Michael T. Flynn
          301.986.1800